N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Reports 2011 Fourth-Quarter and Full-Year Results

FORT WORTH, TEXAS (February 27, 2012) – Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2011 fourth-quarter and full-year results.

2011 Highlights:

●	Produced record volumes of 412 MMcfe per day - up 16% year-over-year
●	Replaced 165% of production
●	Completed Horn River Basin midstream joint venture with Kohlberg Kravis Roberts & Co L.P. (KKR); raised $125MM in cash proceeds
●	Early exploration success in the Sandwash basin; built prime acreage footprint in West Texas, prospective for oil in the Bone Sprongs and Wolfcamp zones
●	Disposed of remaining 15.7 million Breitburn units for aggregate proceeds of $273 million
●	Funding substantially all capital investments with cash in-flows for a third year in a row

“Quicksilver made good progress on a number of fronts in 2011. Our Colorado oil project is looking strong, we are locked in on lower costs on the downstream side of our Horn River project, and we secured a large land position in the red hot Permian and Delaware basin plays. These projects provide big growth opportunities for Quicksilver,” said Glenn Darden, Quicksilver Chief Executive Officer. “Our mission is clear for 2012: advance these projects to full development, significantly increase oil production and reduce public debt by $500 million.”

Net Income

Net income for the fourth quarter was $49 million, or $0.28 per diluted share, compared to net income of $332 million, or $1.82 per diluted share, in the prior-year period.  Full-year 2011 net income was $115 million, or $0.67 per diluted share, compared to net income of $449 million, or $2.52 per diluted share, for 2010.

Fourth-quarter 2011 adjusted net income, a non-GAAP financial measure, was essentially breakeven, compared to adjusted net income of $30 million, or $0.17 per diluted share in the 2010 period.  Adjusted net income for full-year 2011 was $20 million, or $0.12 per diluted share, compared to $120 million, or $0.69 per diluted share for the prior year. Financial results for 2011 were favorably impacted by gains on sales of Quicksilver’s remaining ownership of BreitBurn units, partially offset by an impairment, most of which is related to the U.S. midstream assets. Financial results for 2010 were primarily impacted by a $494 million gain on the sale of the company’s interests in Quicksilver Gas Services LP (subsequently renamed as Crestwood Midstream Partners LP). Further details of adjusted net income are included in the tables following this earnings release.

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Production

Production averaged 412 million cubic feet of natural gas equivalent (MMcfe) per day during the fourth quarter, up 6% from the prior-year quarter. For full-year 2011, production averaged a record 412 MMcfe per day, up 16% from the prior year. The increase in full-year production was primarily driven by a 19% increase in the Barnett. The 2011 production volumes were 81% natural gas and 19% natural gas liquids (NGLs), crude oil and condensate.

Revenues and Expenses

Total revenue for the fourth quarter of 2011 was $216 million compared to $240 million from the prior-year quarter.  Production revenue for the fourth quarter of 2011 was $194 million, down 14% from the prior-year quarter.  Total revenue for the full-year 2011 was $936 million compared to $928 million in 2010.  Production revenue for the full-year 2011 was $801 million, down 7% from 2010.  The decrease in production revenue for both periods was caused by lower realized prices for natural gas including the effects of hedging, partially offset by higher production volumes of natural gas and higher realized prices for NGLs and crude oil.

Lease operating expense for the fourth quarter of 2011 was $30 million, or $0.78/Mcfe, compared to $22 million, or $0.63/Mcfe in the prior-year quarter, and $103 million, or $.68/Mcfe, for the full-year 2011, versus $85 million, or $.65/Mcfe in 2010. The increase is largely due to higher spending on well work-over activity, salt-water disposal costs, and gas lift expenses compared to the prior-year period.

For full-year 2011 compared to 2010, on a unit of production basis, production and ad valorem tax expense declined 27%; depletion, depreciation and accretion expense declined 4%; general and administrative expense declined 15%; and interest expense declined 14%, resulting in a total cost reduction of $0.44 per Mcfe across these categories.  Gathering, processing and transportation expense was $1.27 per Mcfe for both the fourth quarter and full-year 2011.

Earnings from BreitBurn Ownership

For the 2011 fourth quarter, Quicksilver received $3 million in cash distributions and reported income of $24 million attributable to its interest in BreitBurn Energy Partners’ (BBEP) third quarter 2011 results, including Quicksilver’s share of BBEP net unrealized derivative gains of approximately $24 million. For the full-year 2011, Quicksilver received $20 million in cash distributions from BBEP.

In the fourth quarter, Quicksilver eliminated its ownership of BBEP through the sale of its remaining BBEP units for cash proceeds of $127 million and a gain on sale of $85 million. For full-year 2011, the company received $273 million in cash proceeds from BBEP sales and recorded a gain on sale of $218 million.

Debt

At December 31, 2011, Quicksilver’s total debt was approximately $1.9 billion, and the company had approximately $800 million available under its combined $1.1 billion U.S and Canadian credit facilities. On November 1, 2011, Quicksilver purchased substantially all of its outstanding $150 million convertible debentures after they were presented for repurchase. In the third quarter, the company also

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retired another $48 million of high-yield bond debt, both of which reduced weighted average cost of debt by approximately 53 basis points on total debt outstanding.

Operational Update

United States – Barnett Shale

Quicksilver’s 2011 development activity was concentrated in its Barnett Shale asset, where it utilized two rigs in the basin throughout most of the year. The company drilled 14 (12.4 net) wells and connected 17 (14.8 net) wells to sales in the fourth quarter. For full-year 2011, the company drilled 57 (49.9 net) wells and connected 128 (113.2 net) wells to sales. At December 31, 2011, Quicksilver had a remaining uncompleted well inventory of 50 gross operated wells that have been drilled in the Barnett Shale but await completion or connection to sales lines.

The company plans to scale down to one rig in the Fort Worth basin by the end of the first quarter. The company plans to drill 25 (20 net) wells and complete 36 (32 net) wells, a substantial portion of which will be concentrated in the high-btu acreage where pricing margins are significantly higher.

United States – Sandwash Basin

Quicksilver holds approximately 260,000 net acres across approximately 936 square miles in the Sandwash Basin of Northwest Colorado, of which the company believes approximately 210,000 net acres are situated in the oil window and are prospective to the Niobrara and Lower Mancos formations. The company has drilled six wells to date to the Niobrara and they are currently producing. Earlier this year, Quicksilver announced that its first horizontal well drilled in the fourth quarter of 2011 produced at initial rates of 500 barrels of oil per day from a 3,000 foot lateral, only half of which was stimulated. This well has averaged approximately 230 barrels of oil equivalent in the first 45 days of production. Based on the encouraging results from the 2011 drilling program, the company plans to drill up to an additional seven horizontal wells and install gathering infrastructure during 2012.

United States – Delaware and Midland Basins

Quicksilver holds approximately 155,000 net acres across the Delaware and Midland basins of West Texas which the company believes is prospective for oil in the Wolfcamp and Bone Springs formations. The company plans to commence a drilling program early in the second quarter, and, as previously disclosed, is actively seeking a joint venture partner to facilitate the acceleration to the development stage.

United States – Southern Alberta Basin

Quicksilver holds approximately 175,000 net acres in the Cut Bank field in Northwest Montana, of which 119,000 acres are held by production. The company has no plans to drill in this area during 2012 but will continue to monitor activity as nearby operators have recently shown encouraging results.

Canada - Horn River Basin

Quicksilver drilled a total of 12 horizontal wells in the Horn River Basin during 2011. Only two additional wells are required to be drilled to validate virtually all of Quicksilver’s exploratory licenses

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and convert those licenses covering approximately 130,000 net acres into 10-year leases. These two wells are currently being drilled and drilling is expected to be completed by the end of the first quarter.  Average daily production during 2011 for the four wells on line was 14.1 MMcfd compared to production of 8 MMcfd in 2010, an increase of 76%. The company expects to complete up to eight wells in 2012, and drill up to another eleven. As previously disclosed, the company closed on a midstream partnership with KKR and is actively seeking a joint venture partner for upstream operations in the Horn River.

Canada - Horseshoe Canyon

The company drilled 13 (8.6 net) wells during 2011 and completed 18 (13.1 net) wells.  Average net production for the year from the Horseshoe Canyon was approximately 58 MMcfed.

Capital

During the fourth quarter of 2011, the company invested approximately $169 million, bringing capital spending for the full-year to approximately $694 million, of which approximately 59% was associated with drilling and completion activities, 11% for midstream activities, 24% for acreage purchases and 6% for capitalized costs and other assets.

2012 Outlook

The company anticipates full-year production volumes to be essentially flat to 2011 volumes. The first-quarter average daily production volume is expected to be in the 375-385 MMcfe per day range with volumes building in the second and third quarters. The company projects oil volumes to increase 62% in 2012 over 2011.

For the first-quarter 2012, average unit expenses, on a Mcfe basis, are expected as follows:

•	Lease operating expense	$0.68	-	$0.72
•	Gathering, processing & transportation	1.24	-	1.28
•	Production and ad-valorem taxes	0.23	-	0.25
•	General and administrative	0.53	-	0.57
•	Depletion, depreciation & accretion	1.49	-	1.53

Hedging Activity

The company has hedges in place to cover approximately 65% of expected total equivalent production for remainder of 2012 at a weighted average price of $6.02 per Mcfe. Quicksilver has restructured some of its long-term natural gas commodity swap contracts, and now has hedges in place of 230 MMcf per day for the remainder of 2012 at a weighted average floor price of $5.75 per Mcf, and 7,000 barrels per day of NGLs are covered by fixed-price swaps with a weighted-average price of $45.01 per barrel.

Reserves

Preliminary year-end 2011 proved reserves total approximately 2.8 trillion cubic feet of natural gas equivalents (Tcfe). Quicksilver’s total proved developed reserves percentage increased to 69% as the company primarily converted proved undeveloped reserves into the producing category in 2011. By

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product, reserves were comprised 77% from natural gas, 22% from NGLs and 1% from crude oil and condensate.  Geographically, 88% of reserves were located in the U.S., primarily in the Barnett Shale, and 12% in Canada.

Year-end 2011 reserves include 99.3 billion cubic feet of natural gas equivalents (Bcfe) of reserves from the company’s 12 wells drilled on a small portion of its 130,000 net acres in the Horn River Basin of Northeast British Columbia. The company estimates more than 11 Tcfe of additional resource potential from future development of its remaining acreage in the Fort Worth and Horn River basins. No reserves were booked from the West Texas or Sandwash projects in 2011.

Organic reserve additions of 248 Bcfe represent replacement of 165% of production. Approximately 55 Bcfe of proved reserves were removed for economic reasons and another 55 Bcfe of proven undeveloped reserves representing 139 drilling locations were reclassified as probable reserves based on average 2011 NYMEX spot prices.

During the five-year period ended December 31, 2011, the company has increased reserves and production at compound annual growth rates of 12% and 14%, respectively. The company has achieved these milestones at a five-year average all-in finding, development and acquisition (FD&A) cost of $1.88 per Mcfe and organic growth at a five-year finding and development (F&D) cost of $1.63 per Mcfe. Quicksilver’s all-in FD&A cost includes all acquisition, leasehold, exploration and development costs associated with the reserve additions.

Because of reserve revisions in 2011, management believes current year activity is more accurately represented by excluding such revisions. On that basis, total all-in FD&A cost is $2.04 per Mcfe and $1.57 per Mcfe on just proved developed reserves.

A summary of preliminary 2011 reserves changes, in Bcfe, is as follows:

Balance at December 31, 2010	2,902
Extensions, discoveries and revisions	39
Production	(150)
Balance at December 31, 2011	2,791

In the Barnett Shale, the company had 1,008 proved developed and 338 proved undeveloped locations at year-end 2011. Quicksilver’s PUD reserves, which total approximately 866 Bcfe, are all scheduled to be drilled before the end of 2016 in accordance with the SEC’s prescribed 5-year timeframe to develop existing PUDs.

The SEC requires that year-end proved reserve volumes be calculated using an average of the NYMEX spot prices for sales of gas and crude oil on the first calendar day of each month during 2011. On this basis, the prices for gas and crude oil for 2011 reserves reporting purposes were $4.12 per million British thermal units (MMBtu) and $95.71 per barrel, respectively. The prices used to calculate proved reserves for year-end 2010, when Quicksilver's proved reserves were last reported, were $4.38 per MMBtu of gas and $79.43 per barrel of crude oil. These prices represent the average of the NYMEX spot prices for sales of gas and crude oil on the first calendar day of each month during 2011 and 2010.

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Management believes that providing measures of FD&A and F&D costs are useful to assist in an evaluation of Quicksilver’s costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, the reader is cautioned that these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in Quicksilver’s financial statements prepared in accordance with GAAP (including the notes thereto).  The reader is further cautioned that, due to various factors including timing differences, FD&A and F&D costs do not necessarily reflect precisely the costs associated with particular reserves. For example, exploration costs may be recorded in periods prior to the periods in which related increases in reserves are recorded; development costs may be recorded in periods subsequent to the periods in which related increases in reserves are recorded. In addition, changes in commodity prices can affect the magnitude of recorded increases in reserves independent of the related costs of such increases.

As a result of the foregoing factors and various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, including factors disclosed in Quicksilver’s filings with the SEC, the company cannot provide assurances that Quicksilver’s future finding costs will not differ materially from those set forth above.

The methods used by Quicksilver to calculate its finding costs may differ significantly from methods used by other companies to compute similar measures. As a result, Quicksilver’s finding costs may not be comparable to similar measures provided by other companies.

Conference Call

The company will host a conference call to discuss fourth-quarter and full-year 2011 operating and financial results at 10:00 a.m. central time today.

Quicksilver invites interested parties to listen to the call via the company’s website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 41139401, approximately 10 minutes before the call.  A digital replay of the conference call will be available at 2:00 p.m. central time the same day, and will remain available for 30 days.  The replay can be dialed at 1-855-859-2056 using the conference ID number 41139401.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America.  The company has U.S. offices in Fort

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Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give our current expectations or forecasts of future events.  Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements.  They can be affected by assumptions used or by known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Actual results may vary materially.  You are cautioned not to place undue reliance on any forward-looking statements.  You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.  Factors that could cause our actual results to differ material from the results contemplated by such forward-looking statements include:
changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations including environmental and climate change requirements; the effects of existing or future litigation; failure to or delays in completing Quicksilver’s proposed initial public offering of common units representing limited partner interests in a master limited partnership holding portions of our Barnett Shale assets; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business.  Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.  All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor Contact:
   John Hinton
    (817) 665-4990

KWK 12-04

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
		(As adjusted)		(As adjusted)

Net Income	$ 48,881	$ 331,762	$ 115,396	$ 448,556

Adjustments:
Gain on sale of KGS	-	(493,953)	-	(493,953)
Mark-to-market adjustment for 10-year swaps	-	-	(48,852)	-
Impairment of assets	53,296	16,466	102,359	47,997
Equity portion of interest rate derivatives gain from BBEP	(304)	(429)	(739)	(1,964)
Equity portion of commodity derivatives loss from BBEP	(23,267)	9,978	20,063	7,099
Equity portion of loss from sale of properties from BBEP	-	(117)	-	262
Gain on BBEP units sold and conveyed	(84,646)	(7,734)	(217,893)	(57,584)
BBEP settlement	-	-	-	(18,000)
Inventory adjustment	1,708	-	1,708	-
Unrealized valuation gain on Gas Purchase Commitment	-	(666)	-	(6,625)
Debt retirement - related expenses	-	-	2,943	-
Debt restructure - related expenses	1,030	-	2,047	-
Crestwood transaction expenses	-	2,186	-	4,746
Strategic transaction costs	446	-	4,978	-
Legal settlement	-	250	8,500	2,650
Total adjustments before income tax expense	(51,737)	(474,019)	(124,886)	(515,372)
Income tax expense for above adjustments	2,487	172,284	29,936	186,757
Total adjustments after tax	(49,250)	(301,735)	(94,950)	(328,615)

Adjusted net income	$ (368)	$ 30,027	$ 20,445	$ 119,941

Adjusted net income per common share - Diluted	$ (0.00)	$ 0.17	$ 0.12	$ 0.69

Diluted weighed average common shares outstanding	172,717	180,978	169,735	178,628

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended Dec 31,		Year Ended Dec 31,
	2011	2010	2011	2010
Average Daily Production:
Natural Gas (MMcfd)	336.6	311.9	335.1	278.6
NGL (Bbld)	11,892	12,097	12,147	11,946
Oil (Bbld)	759	768	748	830
Total (MMcfed)	412.5	389.1	412.5	355.1

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$ 4.73	$ 6.38	$ 4.95	$ 6.86
NGL (per Bbl)	$ 38.50	$ 32.46	$ 38.63	$ 31.46
Oil (per Bbl)	$ 85.55	$ 77.16	$ 88.15	$ 71.90
Total (Mcfe)	$ 5.12	$ 6.28	$ 5.32	$ 6.61

Expense per Mcfe:
Lease operating expense:
Cash expense	$ 0.76	$ 0.61	$ 0.67	$ 0.63
Equity compensation	0.02	0.02	0.01	0.02
Total lease operating expense:	$ 0.78	$ 0.63	$ 0.68	$ 0.65

Gathering, processing and transportation expense	$ 1.27	$ 1.20	$ 1.27	$ 0.73

Production and ad valorem taxes	$ 0.14	$ 0.21	$ 0.19	$ 0.26

Depletion, depreciation and accretion	$ 1.55	$ 1.47	$ 1.49	$ 1.56

General and administrative expense:
Cash expense	$ 0.33	$ 0.24	$ 0.31	$ 0.39
Strategic transactions and settlements	0.01	0.07	0.09	0.06
Equity compensation	0.13	0.20	0.13	0.17
Total general and administrative expense	$ 0.47	$ 0.51	$ 0.53	$ 0.62

Interest expense:
Cash expense on debt outstanding	$ 1.13	$ 1.17	$ 1.15	$ 1.34
Fees and premiums	-	0.03	0.02	0.02
Non-cash interest	0.09	0.11	0.12	0.13
Capitalized interest	(0.06)	(0.02)	(0.05)	(0.04)
Total interest expense	$ 1.16	$ 1.29	$ 1.24	$ 1.45

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QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe) per day basis, by operating area

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Barnett Shale	338.0	309.2	336.6	281.9
Other U.S.	3.3	3.4	3.3	4.0
Total U.S.	341.3	312.6	339.9	285.9
Horseshoe Canyon	58.5	62.7	58.5	61.2
Horn River	12.7	13.8	14.1	8.0
Total Canada	71.2	76.5	72.6	69.2
Total Company	412.5	389.1	412.5	355.1

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